PITTSTON COAL COMPANY
                              448 N. E. Main Street
                             Lebanon, Virginia 24266

                                December 13, 2002

Maxxim Rebuild Co., LLC
c/o Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24212

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement (the "Agreement"), dated as of October 29, 2002, as amended to but not including the date hereof, by and between Pittston Coal Company ("PCC") and Maxxim Rebuild Co., LLC ("Buyer"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

PCC and Buyer desire to amend certain provisions of the Agreement and, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The Schedules to the Agreement are hereby amended and restated in their entirety as attached hereto as Exhibit A.

     2. Except as amended by this letter agreement, the Agreement shall continue in full force and effect.

     3. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed counterpart of this letter agreement or other signature hereto delivered by a party by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this letter agreement by such party.









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Sincerely,


PITTSTON COAL COMPANY


By:      /s/ Michael D. Brown
         -----------------------------------
Name:    Michael D. Brown
Title:   Vice President - Development
         and Technical Resources

ACKNOWLEDGED AND AGREED:

MAXXIM REBUILD CO., LLC



By:      /s/ Eddie Neely
         -----------------------------------
Name:    Eddie Neely
Title:   Vice President